Exhibit 99.1

MFC Development Corp. Provides Business and Strategy Update
Monday April 10, 5:54 pm ET

LOS ANGELES--(BUSINESS WIRE)--April 10, 2006--MFC Development Corp. (OTCBB:MFCD - News):

•	Making significant progress by converting a portion of its real estate holdings into cash
•	Building lifetime product brands by integrating creativity, strategic analysis and continuity programming to generate recurring revenue streams
•	Establishing scale through licensing, developing and acquiring underleveraged products
•	Leveraging management's experienced in building significant businesses

MFC Development Corp. (OTCBB:MFCD - News), President and Co-Chief Executive Officer, Jeffrey Edell, today provided a business and strategy update for the Company.

On November 29, 2005, upon the closing of the stock acquisition with Worldwide Excellence, Inc. (WWE) and its stockholders (the Reverse Merger), in which stockholders of WWE assumed control of MFC Development Corp. (MFC or the Company), MFC became a direct response marketing, distribution and branding company. During the past five months MFC has made significant progress in liquidating some of the real estate assets acquired during MFC's prior business model, into cash and refining the Company's business model and operational infrastructure.

MFC, through its wholly owned subsidiary Yolo Equities, Inc., holds many of its real estate assets. In two different transactions, MFC has sold $309,000 and $380,000 interests respectively, in its 65 acre Hunter Mountain project. The Company intends to liquidate the balance of its ownership interest in this project shortly.

MFC, through its wholly owned subsidiary WWE, specializes in the development, marketing and distribution of health, beauty fitness and consumer products, through all forms of media. The Company is focused on licensing, developing and acquiring products that are high quality and relevant to the consumer. Through a formula of combining creativity and proprietary strategic analytical tools, the Company is deploying 'continuity' (recurring revenue) programs that are designed to optimize revenue growth and profitability of its various products.

The Company is encouraged by its recent new product introductions and has been very active in developing and pursuing numerous new products, as well as, in business-building opportunities that will provide the foundation for its future growth.

Direct Responsive Business - As background, direct response products are usually sold via television (infomercials or live shopping), print or through internet channels of distribution. After a successful branding of a product in these distribution channels, the sale of a product eventually migrates to retail outlets, catalogues, international distribution channels and other non-electronic distribution outlets.

Extensive Product Opportunities - The Company typically obtains from an inventor, a business representative, or from a manufacturing/development company, the exclusive worldwide marketing, distribution and manufacturing license rights to a particular product. The Company then proceeds to market and sell these products to its distributors or direct to consumers. Due to its extensive industry experience, its creative leadership and management's reputation for building some of the most successful direct marketing campaigns in the industry, the Company generally receives over 100 products submissions per month to review and from which to select approximately 6-10 per year. This substantial selection opportunity increases the probability of choosing a successful product that can be built into a lifetime brand.

Continuity Programs - As a point of differentiation from other direct response marketing companies, the Company seeks to develop, license or acquire products that can create an annuity or recurring revenue stream through what it refers to as 'continuity programs'. Through these continuity programs, customers repurchase a particular product on a monthly or bi-monthly basis for up to 30 months or more, allowing the Company to leverage the initial media investment to acquire a customer, over many future months of purchasing.

The lifetime value and the economics of continuity programs are fundamentally different from that of a one time sale of product. In a one time product sale, the Company has only one opportunity to make a profit, however, with continuity programs, customers continue to be shipped monthly for the same product, with opportunity for 'upsells' (additional products being marketed to the customer) and 'net' profit margins on these multiple shipments can approach 80%. In the continuity model, the Company essentially 'buys' customers, by accepting a financial loss on the initial sale and subsequent continuity shipments generate the profit while building the 'brand.'

Proprietary Analytical Tools - The Company has developed a set of unique and proprietary analytical tools to maximize its return on investment. By utilizing these tools, the Company has built a platform from which to analyze its substantial customer base and purchase pattern behavior.

Creative and Production Expertise- The Company has successfully created and produced many long-form and short-form commercials over the past 12 years. Each commercial is developed in order to bring the product to life by demonstrating how easily each product solves a customer's unique problems. Customer segments are identified and targeted in the creative execution, as well as in media buying. The Company strategically selects a spokesperson to act as the emotional bridge linking the product with the targeted customer.

Internet and Television Media Buying Experience - The Company has extensive experience in media buying on Television, internet, print and radio, but places heavy emphasis in utilizing the internet. Many competitors just utilize the WEB for hosting a website, but the Company believes the internet platform is the 'killer' application for acquisition marketing with 39% of the households shopping on line in 2005 with expected growth to 48% by 2010. Our investment in internet marketing has allowed the Company to become the alternative to larger competitors for inventors who desire to have their products go to market quickly and be able to participate in the process.

The Company's goal is to establish a continuity model for each of the products that it decides to market and distribute.

Direct Response Product Portfolio

To date, the Company has created and developed many successful product offerings including: Bun and Thigh Max, Botopical Beauty Care system, Peel Away the Pounds Weight Loss System and Perfect Lift Beauty care treatment. In addition, the Company has begun to establish and build a new brand in Youth Factor, an anti-wrinkle skin care treatment program. Other notable new products include: the author John Gray's 9-Day Relationship Makeover, which is based on his successful book "Men Are from Mars, Women Are from Venus," PetVAC, a portable wet or dry pet vacuum system; and the Body Burner, a portable exercise trampoline with an accompanying video/DVD series.

The Company believes it has a superior product pipeline, including several products currently in development or under license and there are numerous future opportunities to build scale in the product portfolio through licensing, developing and acquiring underleveraged products.

Direct Response Growth Strategy

The Company's goal is to become a leader in our sector by successfully executing a focused growth strategy. MFC's growth strategy is to:

1) Increase revenue and profit predictability by building scale and expanding individual portfolio brands.

2) Develop, license and build lifetime brands capable of generating recurring revenue streams

3) Acquire under-leveraged products and brands

4) Leverage consumer purchasing behavior research capabilities through our proprietary analytical tools.

5) Expand distribution channels, such as 'direct to retail.'

6) Increase outsourced partnerships.

Key Management

The Company has in place a strong senior management team that is responsible for managing the various aspects of the direct response business. This complete management team has over 100 years of combined direct response experience and Internet marketing experience. In addition, key members of management also have extensive experience in building and managing significant businesses. The leaders are:

Jeffrey S. Edell - President and Co-Chief Executive Officer of MFC. Mr. Edell has successfully owned and operated integrated entertainment, software and high tech companies for the past 25 years. Before the Reverse Merger with MFC, Mr. Edell was the President and Co-CEO of WWE.

Prior to WWE, Mr. Edell was a Director and Chairman of the Board of InterMix Media (AMEX:MIX - News), an internet marketing, media and advertising company, which consisted of MySpace and Alena (Hydroderm), among its notable divisions. During his tenure at Intermix, Mr. Edell oversaw the transition of a company saddled with management, financing, stockholder and SEC problems, to a newly listed AMEX company. Before Intermix, Mr. Edell was the CEO/President of Soundelux Entertainment Group, Inc., an integrated entertainment company. During Mr. Edell's leadership, revenues grow from $15 million to over $110 million within 5 years. A portion of the Company was successfully sold to the Liberty Media Group for $90 million in cash.

Mr. Edell has also had success in founding and building a software company, elabor, which was sold to in two parts to Microsoft and ADP in 2002 and 2003, respectively. Mr. Edell obtained his CPA Certification while working at KPMG, subsequently he was a partner in a Top 10 accounting firm in Los Angeles, California. Mr. Edell received his Bachelor of Science degree in Commerce and Accounting from the McIntire School of Commerce at University of Virginia.

Nancy Duitch - is the Chief Marketing Officer and Co-Chief Executive Officer of MFC. Ms. Duitch has been in the direct response industry for over 12 years. Prior to the Reverse Merger of MFC, Ms. Duitch was a Founder, Chief Marketing Officer and Co-CEO of WWE. Before working at WWE, Ms. Duitch was the CEO of Buckhead Marketing Group, LLC, a company she also co-founded. Prior to that Ms. Duitch was the President of One World Networks Integrated Technologies Inc., a multimedia direct response company, where some of her product launches remain successful airing for over 5 years.

Ms. Duitch has been a creative leader and product developer for some of the most successful direct marketing campaigns in the industry, with total combined sales of over $1 billion attributed to her name. She is widely recognized as a superior product "picker" and creative marketer with a higher than average "hit rate" in the industry.

Financial Perspective

MFC has the financial discipline and flexibility needed to execute its growth strategy. The Company has approximately $4.0 million of net equity with little debt on its balance sheet.

The Company's 10K will be available on April 17, 2006.

Our Mission

MFC is committed to increasing value to both its customers and stockholders. All our employees are moving forward with a continued focus on executing our business plan in order to drive lifetime customer value, superior product development and continuity programs, fully implement our licensing and distribution initiatives and build long term stockholders value. In addition, the Company is committed to communicating its progress to its stakeholders on an ongoing basis.

About MFC Development Corp.

MFC, Development Corp., which is has offices in New York and Los Angeles, is a direct response marketing, distribution and branding company. Through its wholly owned subsidiary - Worldwide Excellence, http://www.wwexcellence.com, the Company specializes in the development, marketing and distribution of health, beauty fitness and consumer products, throughout all forms of media. The Company is focused on licensing, developing and acquiring products that are high quality and relevant to the consumer. Through a formula of combining creativity and proprietary strategic analytical tools, the Company is deploying 'continuity' (recurring revenue) programs that are designed to optimize revenue growth and profitability of its various products.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the Safe Harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Events that may arise could prevent the implementation of any strategically significant plan(s) outlined above. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company's Form 10-K filing, its registration statements and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Contact:
MFC Development Corp., Los Angeles
Jeffrey Edell, 310-575-0955
InvestorRelations@wwexcellence.com